UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Electro Scientific Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:

The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Thursday, August 13, 2009 at 2:00 p.m. Pacific Daylight Time, for the following purposes:

1.	To elect the two directors named in the proxy statement for a term of three years.

2.	To approve a proposed amendment to ESI’s 1990 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan from 1,900,000 to 3,400,000.

3.	To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending April 3, 2010.

4.	To transact any other business that properly comes before the meeting.

Only shareholders of record at the close of business on June 8, 2009 will be entitled to vote at the annual meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, AUGUST 13, 2009: This proxy statement and the Company’s 2009 Annual Report to Shareholders are also available at http:// www.esi.com/investors/proxy.

By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham

Vice President of Administration, Chief Financial

Officer and Corporate Secretary

Portland, Oregon

July 9, 2009

ELECTRO SCIENTIFIC INDUSTRIES, INC.

PROXY STATEMENT

The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is July 9, 2009.

SOLICITATION AND REVOCABILITY OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on August 13, 2009. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mail and the internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, un-revoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is June 8, 2009. On that date there were 27,265,736 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive single copies in the future.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, and the term of office of one class expires each year. The terms of Jon D. Tompkins, Keith L. Thomson, and Richard J. Faubert expire in 2009. Messrs. Tompkins and Faubert are nominees for re-election. These nominees were recommended by the Corporate Governance and Nominating Committee. Mr. Thomson is retiring at the expiration of his term in accordance with the retirement policy set forth in the Company’s Corporate Governance Guidelines. Under Oregon law, if a quorum of shareholders is present at the 2009 Annual Meeting, the directors elected will be the two nominees for election as directors for a term ending in 2012 who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Tompkins and Faubert. If any of the nominees for election as director at the 2009 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

The following table briefly describes the Company’s nominees for directors and the directors whose terms will continue.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees
Jon D. Tompkins, 69, (Chairman) retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 and retired as Chairman of the Board of Directors of KLA-Tencor in 1999. Mr. Tompkins is a member of the Board of Directors of Cymer, Inc. He has been Chairman of the Board since 2003.	1998	2009

Richard J. Faubert, 61, was appointed President, Chief Executive Officer and Chairman of AmberWave Systems, Inc., a semiconductor technology company, in September 2003. He served as President, Chief Executive Officer and director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment, from 1998 through 2002. Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, he served as Executive Vice President of Novellus until April 2003. Prior to his employment with SpeedFam-IPEC, Inc., he held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company. Mr. Faubert is also on the Board of Directors of Radisys Corp. and is on the North American Advisory Board of Semiconductor Equipment and Materials, Inc.

	2003	2009

Directors Whose Terms Continue

Frederick A. Ball, 47, was appointed the Chief Financial Officer of Webroot Software, a leading provider of software security solutions for consumers, enterprises and small and medium businesses worldwide in June 2008. Prior to Webroot, Mr. Ball was the Senior Vice President and Chief Financial Officer at BigBand Networks from August 2004 to November 2007. From November 2003 until May 2004, Mr. Ball served as Chief Operating Officer of CallTrex Corporation, a provider of customer service solutions. Prior to his employment with CallTrex, he was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Beginning in 1999, he was Senior Vice President and Chief Financial Officer. In October 2002, he was appointed Executive Vice President of Corporate Development and Mergers and Acquisitions. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PriceWaterhouseCoopers for over 10 years. Mr. Ball is a director at Advanced Energy Industries, Inc.

	2003	2010

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Directors Whose Terms Continue

Nicholas Konidaris, 64, was appointed President and Chief Executive Officer of ESI in January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America Corp., a holding company for Advantest America, Inc., an automatic test equipment supplier. From July 1997 to July 1999, Mr. Konidaris served as the Chief Executive Officer of Advantest America Corp. Additionally, from July 1997 to January 2004, Mr. Konidaris served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris is also a director of Ultratech, Inc.

	2004	2010

Robert R. Walker, 58, is retired from Agilent Technologies, Inc., an electronic instrument company, where he served as Executive Vice President and Chief Financial Officer from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard’s Professional Services Business Unit. From 1993 to 1997, he led Hewlett-Packard’s information systems function, serving as Vice President and Chief Information Officer from 1995 to 1997.	2003	2010

Barry L. Harmon, 55, served as President and Chief Executive Officer of ESI from April 2003 until January 2004. From July 2000 until September 2001, Mr. Harmon served as Senior Vice President—West Coast Operations for Avocent Corporation, a provider of KVM switching and solutions. Avocent is the company resulting from the merger of Apex, Inc. with Cybex Computer Products in 2000. Mr. Harmon served as Chief Financial Officer of Apex, Inc., also a provider of KVM switching and solutions, from 1999 until its merger with Cybex. From 1992 to 1999, he was Senior Vice President and Chief Financial Officer of ESI.

	2002	2011

Gerald F. Taylor, 69, retired in 1998 as Senior Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semiconductor equipment. He was employed by Applied Materials since 1984.	1998	2011

W. Arthur Porter, 68, is currently a resident consultant/advisor for Emergent Technologies, Inc. He served as University Vice President for the Office of Technology Development at the University of Oklahoma from July 1998 until July 2007. Until June 2005, he also served as the Dean of the College of Engineering and is currently Professor Emeritus at the University of Oklahoma. He was formerly President and Chief Executive Officer of the Houston Advanced Research Center. Dr. Porter is also a director of Stewart Information Services Corporation.	1980	2011

Edward C. Grady, 62, retired in 2007 as President and Chief Executive Officer of Brooks Automation, which offers hardware products, services and tightly integrated solutions that optimize manufacturing equipment, factory operations and productivity for the semiconductor and other complex manufacturing industries including clean tech and data storage. Prior to joining Brooks in 2003, he ran the wafer inspection group and the metrology groups each with multiple divisions at KLA-Tencor. Prior to KLA-Tencor he was Chief Executive Officer of Micromask, a supplier of photo masks and services to the semiconductor industry. He started his career as an engineer for Monsanto / MEMC and eventually rose to the position of vice president of world wide sales. Mr. Grady is also a director at Advanced Energy Industries, Inc., Verigy Ltd., and Evergreen Solar Inc. He also guest lectures at Boston College Carroll School in management, business development and leadership.

	2008	2011

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE

The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Governance and Nominating Committee Charter that are on the Company’s website at www.esi.com. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the NASDAQ Stock Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence:

Director	Status (1)
Frederick A. Ball	Independent
Edward C. Grady	Independent
Richard J. Faubert	Independent
Barry L. Harmon	Independent
Nicholas Konidaris	Not Independent (2)
W. Arthur Porter	Independent
Gerald F. Taylor	Independent
Keith L. Thomson	Independent
Jon D. Tompkins	Independent
Robert R. Walker	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.
(2)	Mr. Konidaris is President and Chief Executive Officer of ESI and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.

The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on the Company’s website at www.esi.com.

CHANGE IN FISCAL YEAR

In July 2007, the Company changed its fiscal year from consisting of 52 or 53 weeks ending on the Saturday nearest May 31 to the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, all references to fiscal year 2009 in this document are to the year ended March 28, 2009; references to fiscal year/period 2008 are to the 43 weeks ended March 29, 2008 (approximately ten months); and references to fiscal year 2007 are to the year ended June 2, 2007.

BOARD COMPENSATION

During fiscal 2009, the Board of Directors met eleven times, which included telephonic meetings and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. All directors were reimbursed for all reasonable expenses incurred in attending meetings. Directors are expected to attend shareholders meetings. All directors then in office attended the 2008 annual meeting of shareholders.

Directors who are not employees of the Company received the following fees to the extent applicable to the individual directors: (a) an annual cash retainer of $30,000 for Board service, plus $1,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $750 for each telephonic meeting attended; (b) an annual fee of $10,000 for service as chair of the Audit Committee and an annual fee of $8,000 for service as chair of a committee other than the Audit Committee; and (c) an annual cash retainer of $60,000 for the service as the Chairman of the Board. Effective December 1, 2008, the Board of Directors agreed to take a temporary reduction in fees of 15% consistent with other pay reduction actions implemented across the Company. The Company also provides for reimbursement in the amount of $2,500 every two years for continuing education programs relating to the performance of duties of a director of a public company.

Non-employee directors also receive equity grants as a component of their total compensation. Stock options were granted prior to fiscal year 2007. Beginning in fiscal year 2007, the Company has granted restricted stock units rather than stock options.

On May 14, 2009, each director who was not a full-time employee of the Company was granted 10,000 restricted stock units under the 2004 Stock Incentive Plan. These units vested one hundred percent on the date of grant.

FISCAL YEAR 2009 DIRECTOR COMPENSATION

The following table shows compensation earned by the Company’s non-employee directors in fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)	Total ($)
Frederick A. Ball	$53,708	$82,496	(3)	—	$136,204
Richard J. Faubert	$46,242	$82,496	(3)	—	$128,738
Edward C. Grady	$46,242	$71,778	(4)	—	$118,020
Barry L. Harmon	$47,015	$82,496	(3)	—	$129,511
W. Arthur Porter	$54,107	$82,496	(3)	—	$136,603
Gerald F. Taylor	$53,141	$82,496	(3)	—	$135,637
Keith L. Thomson	$53,015	$82,496	(3)	—	$135,511
Jon D. Tompkins	$81,721	$82,496	(3)	—	$164,217
Robert R. Walker	$48,709	$82,496	(3)	—	$131,205

Footnotes:

(1)	Represents the amount of compensation expense recognized under SFAS No. 123R “Share-Based Payment” in fiscal 2009 for all unvested restricted stock units, excluding estimated forfeitures. Compensation expense is equal to the value of the restricted stock units based on the closing market price of the Company’s Common Stock on the grant date, and is recognized ratably over the vesting period, which ranges from one to four years. Each of the directors in the table shown above held 11,825 unvested restricted stock units at March 28, 2009, except Mr. Grady, who held 13,350 unvested restricted stock units. The grant date fair value of the award of 6,000 restricted stock units granted on May 15, 2008 to each director was $99,480.
(2)	Represents the amount of compensation expense recognized under SFAS No. 123R for all unvested stock options, excluding estimated forfeitures. No director stock option expense was recognized in fiscal 2009 as all options were fully vested in prior fiscal years. At March 28, 2009, the directors held outstanding options for the following number of shares of the Company’s common stock: Frederick A. Ball, 55,000; Richard J. Faubert, 55,000; Barry L. Harmon, 71,000; W. Arthur Porter, 55,000; Gerald F. Taylor, 55,000; Keith L. Thomson, 55,000; Jon D. Tompkins, 75,000; and Robert R. Walker, 55,000.
(3)	Comprised of a restricted stock unit award grant for 2,775 shares on July 20, 2006 with a grant date fair value of $50,644, a restricted stock unit award grant for 4,900 shares on July 26, 2007 with a grant date fair value of $111,034 and a restricted stock unit award grant for 6,000 shares on May 15, 2008 with a grant date fair value of $99,480.
(4)	Comprised of a restricted stock unit award grant for 9,800 shares on January 22, 2008 with a grant date fair value of $172,774 and a restricted stock unit award grant for 6,000 shares on May 15, 2008 with a grant date fair value of $99,480.

In May 2008, the Board amended the Company’s deferred compensation plan to provide for participation by the Company’s directors. Under the deferred compensation plan, directors can generally elect to defer a minimum of 10% and a maximum of 100% of the fees they receive from the Company for their service on the Board. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the director. Directors may also defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts.

BOARD COMMITTEES

The Company maintains an Audit Committee that currently consists of Gerald F. Taylor (Chairman), Frederick A. Ball and Robert R. Walker. All of the members of the Audit Committee are “independent directors” in accordance with the NASDAQ Stock Market listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Taylor, Ball and Walker has financial reporting oversight experience, including serving as chief financial officer of a public company. See “Proposal 1: Election of Directors” for their biographies. The Board of Directors has determined that each of Messrs. Ball, Taylor and Walker is an audit committee financial expert as defined in SEC rules. The Audit Committee Charter requires the Audit Committee to review any transaction with a related person or in which a related person has a direct or indirect interest and to determine whether to ratify or approve the transaction, with such ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or otherwise in the interest of the Company. The Audit Committee meets with management and with representatives of ESI’s independent registered public accounting firm, KPMG LLP, including meetings without the presence of management. The Audit Committee met twelve times in fiscal 2009.

The Company maintains a Compensation Committee that currently consists of Barry L. Harmon (Chairman), Richard J. Faubert, Edward C. Grady, Keith L. Thomson and Jon D. Tompkins. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Compensation Committee makes recommendations to the Board of Directors concerning officers’ compensation and has been delegated authority to grant awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” set forth below. The Compensation Committee met five times in fiscal 2009.

The Company maintains a Corporate Governance and Nominating Committee that currently consists of Jon D. Tompkins (Chairman), Barry L. Harmon, Keith L. Thomson and W. Arthur Porter. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met four times in fiscal 2009.

Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five- year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 31, 2010 will be considered for nomination for election at the 2010 Annual Meeting of Shareholders. Recommendations received after January 31, 2010 will be considered for nomination for election at the 2011 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. In addition, the Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules and that at least two-thirds of the members of the Board should meet the definition of independent under NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.

COMMUNICATIONS WITH BOARD

Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of March 28, 2009 (or such other date as otherwise indicated in the footnotes below) by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company on March 28, 2009 as a group. Applicable percentage of ownership is based on 27,183,580 shares of Common Stock outstanding as of March 28, 2009 together with applicable options and restricted stock units held by such shareholders. Shares of Common Stock subject to options exercisable at March 28, 2009 or exercisable within 60 days after March 28, 2009 and shares of Common Stock underlying restricted stock units vested at March 28, 2009 or vesting within 60 days after March 28, 2009 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	66,850	(2)	*
Richard J. Faubert	66,850	(3)	*
Edward C. Grady	12,450	(4)	*
Barry L. Harmon	82,850	(5)	*
Nicholas Konidaris	688,025	(6)	2.47%
W. Arthur Porter	66,850	(7)	*
Gerald F. Taylor	75,850	(8)	*
Keith L. Thomson	66,850	(9)	*
Jon D. Tompkins	88,850	(10)	*
Robert R. Walker	68,850	(11)	*
Robert DeBakker	133,886	(12)	*
Kerry Mustoe	66,259	(13)	*
Paul Oldham	26,679	(14)	*
R.A. Srinivas	44,329	(15)	*
Bing-Fai Wong	85,167	(16)	*
Barclays Global Investors, NA	1,912,494	(17)	7.04%
400 Howard Street, San Francisco, CA 94105
Dimensional Fund Advisors LP	2,450,259	(18)	9.01%
Palisades West, Building One, 6300 Bee Cave Road,
Austin, TX 78746
Nierenberg Investment Management Company Inc.	3,806,484	(19)	14.00%
19605 NE 8th Street, Camas, WA 98607
Third Avenue Management LLC	4,096,558	(20)	15.07%
622 Third Avenue, New York, NY 10017
14 directors and executive officers (as of 3/28/09) as a group	1,596,266		5.56%

*	Less than 1 percent.
(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.
(2)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009. Also includes 10,000 shares underlying restricted stock units that vested within 60 days after March 28, 2009.
(3)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009. Also includes 10,000 shares underlying restricted stock units that vested within 60 days after March 28, 2009.
(4)	Includes 10,000 shares underlying restricted stock units that vested within 60 days after March 28, 2009.

(5)	Includes 71,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009. Also includes 10,000 shares underlying restricted stock units that vested within 60 days after March 28, 2009.
(6)	Includes 650,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009. Mr. Konidaris shares voting and investment rights with his spouse.
(7)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009. Also includes 10,000 shares underlying restricted stock units that vested within 60 days after March 28, 2009.
(8)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009. Also includes 10,000 shares underlying restricted stock units that vested within 60 days after March 28, 2009.
(9)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009. Also includes 10,000 shares underlying restricted stock units that vested within 60 days after March 28, 2009.
(10)	Includes 75,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009. Also includes 10,000 shares underlying restricted stock units that vested within 60 days after March 28, 2009.
(11)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009. Also includes 10,000 shares underlying restricted stock units that vested within 60 days after March 28, 2009.
(12)	Includes 129,500 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009.
(13)	Includes 64,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009.
(14)	Includes 23,750 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009.
(15)	Includes 41,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009.
(16)	Includes 82,662 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after March 28, 2009.
(17)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, in which the entity reported its beneficial ownership as of December 31, 2008. Barclays Global Investors, NA, reported it has sole voting power with respect to 551,589 shares and sole dispositive power with respect to 703,261 shares. Barclays Global Fund Advisors reported it has sole voting power with respect to 883,546 shares and sole dispositive power with respect to 1,190,880 shares. Barclays Global Investors, LTD reported it has sole voting power with respect to 1,240 shares and sole dispositive power with respect to 18,353 shares.
(18)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009, in which the entity reported its beneficial ownership as of December 31, 2008. Dimensional Fund Advisors LP, an investment advisor, reported it has sole voting power with respect to 2,379,081 and dispositive power with respect to 2,450,259 shares held by four funds.
(19)	Based solely on information set forth in a Schedule 13F filed with the Securities and Exchange Commission on May 15, 2009, in which the entity reported its beneficial ownership as of March 31, 2009.
(20)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, in which the entity reported its beneficial ownership as of December 31, 2008. Third Avenue Management LLC reported it has sole voting power with respect to 4,079,983 shares and sole dispositive power with respect to 4,096,558 shares.

EXECUTIVE OFFICERS

As of June 8, 2009, the executive officers of the Company were as follows:

Name	Age	Position
Nicholas Konidaris	64	President, Chief Executive Officer and Director
Paul Oldham	46	Vice President of Administration, Chief Financial Officer and Corporate Secretary
Robert DeBakker	51	Vice President of Operations
Bing-Fai Wong	50	Vice President of Customer Operations
Kerry Mustoe	52	Vice President, Corporate Controller and Chief Accounting Officer

See Mr. Konidaris’s biography under “Proposal 1: Election of Directors.”

Mr. Oldham joined the Company on January 7, 2008 as Vice President of Administration, Chief Financial Officer and Corporate Secretary. Prior to joining ESI, Mr. Oldham was employed at Tektronix, Inc. since 1988, where he held several senior leadership positions including Vice President Finance and Corporate Controller, European Operations Controller, and most recently Vice President Treasurer and Investor Relations.

Mr. DeBakker was appointed Vice President of Operations in September 2004. From 2000 to 2004, he was employed with IBM, first as Vice President i/p Series Manufacturing, then as Vice President Strategy Integrated Supply Chain and finally as Vice President x Series Integrated Supply Chain. From 1997 to 2000, Mr. DeBakker was Vice President of Operations of Sequent Computer Systems, a manufacturer and provider of information technology solutions.

Mr. Wong was promoted to Vice President of Customer Operations in May 2009 and joined ESI in May 1998 from Giga-tronics. During his tenure at ESI, Mr. Wong has held a variety of positions including director of sales and service and senior director of marketing. Mr. Wong previously worked for Hewlett-Packard, and began his career at Philips HK Ltd.

Ms. Mustoe has served as the Company’s Corporate Controller and Chief Accounting Officer since September 2003. In December 2005, she was appointed Interim Chief Financial Officer and served as such until September 2006. She was appointed Vice President on January 18, 2007. She was appointed Interim Chief Financial Officer again from September 28, 2007 until January 7, 2008. Prior to joining the Company, Ms. Mustoe held director of accounting and finance positions at technology firms including FEI Company, a provider of products and systems used in the nanotechnology industry, Oresis Communications, a provider of switching products for the telecommunication industry, RadiSys Corporation, a provider of communications systems components, and Sequent Computer Systems, a manufacturer and provider of information technology solutions. Previously, Ms. Mustoe was an auditing manager and certified public accountant with PricewaterhouseCoopers in Portland, Oregon.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of non-employee independent directors as defined by the rules of the NASDAQ Stock Market and the Company’s Corporate Governance Guidelines. The current members of the Committee are Barry L. Harmon (Chairman), Richard J. Faubert, Edward C. Grady, Keith L. Thomson and Jon D. Tompkins. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors, which the Committee reviews annually. The Charter is available for review on the Company’s Web site at www.esi.com.

The Committee reviews and approves the compensation of all executives, including the Chief Executive Officer. The Committee has full authority to determine annual base salary and incentive compensation, equity incentives and all other compensation for the executives. The Committee reviews and approves all equity grants to executives and annual equity grants to all other employees. Base salary and incentive compensation award decisions for all executive officers are made at the Fiscal Year Quarter One meeting of the Committee in conjunction with annual performance reviews. The Committee reviews a tally sheet, which sets forth historic and current information regarding each element of compensation for each executive officer. It receives recommendations from the CEO as to compensation of other executives, and the CEO participates in discussions regarding their compensation. The Committee meets in executive session without the CEO to determine his compensation.

The Committee engaged Compensation Strategies, Inc., an independent outside compensation consultant, to advise it with respect to executive and director compensation for the 2009 fiscal period, as it has done in prior years. Compensation Strategies assists in the evaluation of the competitiveness of executive and director compensation and provides overall input to the Committee in the design and operation of its compensation programs. The Committee has sole authority to retain and terminate Compensation Strategies.

Compensation Philosophy

The Board of Directors and the Committee believe that the Company’s executive compensation programs should be related to short and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation philosophy that ties a significant portion of executive compensation to achieving pre-established financial results. The overall objectives of these executive compensation programs are to:

•	Attract and retain talented executives;

•	Motivate executives to execute long-term business strategies while achieving near-term financial targets; and

•	Align executive performance with the Company’s short-term and long-term goals for delivering shareholder value.

The elements of the Company’s compensation program for executives are base pay, annual cash incentives, equity incentives and a deferred compensation plan. The Company also has an employee stock purchase plan, a 401(k) retirement plan and provides health care and other benefits to executives on the same basis as it does for all other employees. A limited number of key executives have Change of Control Severance Agreements, which entitle them to certain amounts in the event of termination under certain circumstances following a change of control in the Company.

Each element of the Company’s compensation program serves a somewhat different purpose, but in combination, the compensation programs enable the Company to support its compensation philosophy and to offer compensation competitive with that offered by companies of similar size and complexity within high-technology electronics and similar industries.

The Committee used comparative information from a group of companies in the high technology industry with which the Company competes for executive talent for establishing executive compensation goals (the “peer group companies”). The peer group companies, which are reviewed annually, were selected by the Committee, with input from Compensation Strategies and ESI management. The following companies were the peer group companies for the purpose of setting compensation for the 2009 fiscal period:

Applied Materials, Inc.	Lam Research Corporation
Asyst Technologies, Inc.	LTX-Credence Corporation
Axcelis Technologies, Inc.	Mattson Technology, Inc.
Brooks Automation, Inc.	Newport Corporation
Coherent, Inc.	Novellus Systems, Inc.
Cohu, Inc.	Photronics, Inc.
Cymer, Inc.	Teradyne, Inc.
FEI Company	Ultratech, Inc.
FSI International, Inc.	Varian Semiconductor Equipment Associates, Inc.
GSI Group Inc.	Veeco Instruments Inc.
KLA—Tencor Corporation	Zygo Corporation
Kulicke and Soffa Industries, Inc.

The comparison to the peer group companies was based on public information (proxy data), supplemented with public and private survey information. Market data was size adjusted (via statistical regression techniques) to remove the significant swings that occur between individual raw data points and construct market pay levels that are reflective of the Company’s size. All Committee decisions with regard to executive compensation were made on an annual basis.

The Committee believes that its total compensation philosophy should result in total compensation between the 50th and 75th percentile of similarly situated executives in the peer group companies. Generally, the Committee targets the 50th percentile for solid performance, with the opportunity to achieve total compensation at the 75th percentile of similarly situated executives for superior performance.

In setting executive compensation for the 2009 fiscal period, the Committee reviewed the Company’s existing compensation programs in light of current industry compensation practices and trends. For all executives, variable pay based on performance is a major element of target compensation. Variable pay is comprised of annual cash incentives and long-term stock-based equity incentives, with the stock-based incentives being made up of stock options, performance-based restricted stock units and time-based restricted stock units. Applying this philosophy for each executive officer, the Committee reviewed base salary, annual cash incentives, long-term incentives and all other elements of total compensation and compared these compensation components to comparable elements of compensation at the peer group companies. The Committee made determinations of base salary, annual cash incentives, long-term incentives and other elements of compensation consistent with its compensation philosophy and that it believed to be appropriate and reasonable based on individual and corporate performance.

Named executives in the Summary Compensation Table are as follows:

Nick Konidaris, President and Chief Executive Officer

Paul Oldham, Vice President of Administration, Chief Financial Officer and Corporate Secretary

Robert DeBakker, Vice President of Operations

Kerry Mustoe, Vice President of Finance, Corporate Controller and Chief Accounting Officer

Bing-Fai Wong, Vice President of Customer Operations

R.A. Srinivas, Vice President of Marketing (Mr. Srinivas’ employment terminated on March 13, 2009.)

Base Salaries

Base salary levels are reviewed annually at the first quarterly meeting of the Committee. Base salaries for executives are determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at the peer group companies provided by Compensation Strategies. The Committee establishes base salary compensation levels for executives, including the named executive officers, generally at levels approximating the 50th percentile of similarly situated executives in the peer group companies. Individuals with outstanding performance in any given year may be provided with base pay up to the level of the 75th percentile.

During the 2009 fiscal period, Mr. Konidaris’s annual base salary was increased to $525,000, a 5% increase over his base salary for the prior year. Mr. Konidaris’s base salary places him at approximately the 50th percentile for chief executive officers at the peer group companies and reflects the Committee’s assessment of his solid performance and the performance of the Company under his leadership. Other named executive officers’ annual base salary increases ranged from 3% to 7% which resulted in base salaries in general paid at the 50th percentile.

Fiscal Year 2009 – The Year in Review

The decline in the Company’s key markets as well as the deterioration in the US economic environment had tremendous impact on the Company’s fiscal year 2009 business results. In response to these conditions, the Company took several actions with respect to executive pay, including delaying merit increases for all named executives, temporary reductions of base salary and suspension of the match to the Company’s 401(k) program. The Company does not intend to reinstate the 401(k) matching benefit until the beginning of calendar year 2010. Additionally, the Company’s performance did not meet the Company’s plans or expectations in fiscal year 2009, which resulted in none of the named executive officers receiving incentive compensation tied to the Company’s financial results. Consequently, actual total direct compensation to the Company’s named executive officers for fiscal year 2009 fell below fiscal year 2009 target levels.

Fiscal Year 2010 – The Year Ahead

The Company expects to continue to face a very challenging economic environment throughout fiscal year 2010 and it is difficult to predict the effects that the unprecedented global financial and economic crisis will have on the Company’s financial performance in fiscal year 2010. As a result, the Compensation Committee evaluated compensation for fiscal year 2010 with strong focus on balancing retention of key executive officers, the expected economic conditions in fiscal year 2010 and the Company’s pay for performance principles. With this in mind, the Compensation Committee determined that none of the named executive officers will receive base salary increases for fiscal year 2010. In addition, temporary reductions in base salary will continue in place for at least a portion of the year. However, more emphasis will be placed on compensation elements aimed at improving long term Company financial performance through various equity vehicles including stock appreciation rights, performance-based restricted stock units and time-based restricted stock units.

Annual Cash Incentive Compensation

The Company’s executives are eligible to participate in the Company’s Annual Executive Performance Plan. The performance objectives are established at the beginning of each year and are comprised of specific Company financial objectives based on the Company’s annual operating plan approved by the Board of Directors and individual and shared management objectives. The Company’s financial performance objectives for the 2009 fiscal period were specified levels of actual revenue and operating profit (adjusted for certain nonrecurring and/or discretionary items) as a percentage of revenue. Of the total awards available to each executive under the Annual Executive Bonus Plan for the 2009 fiscal period, 33% of the award was based on the revenue objective, 33% was based on the operating profit objective and 34% was based on the executive’s shared and individual objectives (MBO’s).

The Committee set a baseline plan, a minimum threshold amount and maximum amount for both the revenue and operating profit (as a percentage of revenue) measures for payouts under the plan. Attainment of the minimum threshold revenue or operating profit performance target under the plan results in a performance payout of 50% of the applicable target payout for that bonus factor. When the operating profit target attainment exceeds 100%, that attainment percentage is used as a multiplier towards the payout of the MBO attainment percentage. The maximum award payable is 200% of performance target.

The Committee assigned each executive officer a percentage of base pay (the targeted amount) which was used to calculate benefits under that plan. The cash incentive target for the CEO was 100% of base pay and the target for the other named executive officers was 70% of base pay.

For the 2009 fiscal period, the baseline plan for revenue was $260 million with the minimum threshold and maximum amounts set at 87% and 113%, respectively, of the baseline plan. The baseline plan operating profit percentage, as adjusted, was 7.97% with the minimum threshold and maximum amounts set at 56% and 144%, respectively, of the baseline plan percentage.

For the 2009 fiscal period, the Company’s total revenues and operating profit percentage did not meet the minimum target award levels, resulting in 0% attainment for the revenue objective and 0% attainment for the operating profit objective. The percentage of target for the individual objectives is determined for each executive separately based upon his or her performance review. If all of the objectives are achieved, the executive receives 100% of target for that bonus factor.

Mr. Konidaris’s personal objectives for the 2009 fiscal period related to margin goals, expense management, revenue growth, executive development, new product introduction process improvement, and the level of achievement of the objectives of his direct reports. Based on the above personal objectives, Mr. Konidaris was awarded 20.08% of his target or $98,780 for the 2009 fiscal period.

Other named executive officers’ personal objectives for the 2009 fiscal period related to growth, margin goals, operating profit, market share improvement, globalization, effective tax rate improvement and operational efficiency. Named executive officers were awarded bonus payments ranging from 10.54% to 20.40% of target.

Long-Term Incentive Compensation

To align shareholder and executive interests and to create incentives for improving shareholder value, the long-term component of the Company’s executive compensation program generally uses a model of 40% stock option awards, 40% performance-based restricted stock unit awards, 20% time-based restricted stock unit awards and, on a selective basis for superior performance, additional time-based restricted stock unit awards. The program has three primary objectives as follows: (1) incremental shareholder value, (2) focus on achievement of specific performance goals and (3) rewarding and retaining high-impact employees.

The award levels for stock option and performance-based restricted stock unit awards are generally established at levels approximating the 50th percentile of similarly situated executives in the peer group companies. For purposes of this comparison, long-term incentive awards made by the Company and by the peer group companies are valued using the Black-Scholes valuation method. The number of performance-based restricted stock units awarded in the 2009 fiscal period was determined by comparison with the long-term incentive data for executives at peer group companies. In addition, time-based restricted stock units were awarded to all named executive officers. Additional time-based restricted stock units were awarded to those named executive officers the Committee believed were superior performers.

Stock Options Awards. Stock options provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals. Options are awarded at the market closing price on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates. The Committee’s schedule is generally determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Performance-Based Restricted Stock Unit Awards. Performance-based restricted stock unit awards entitle recipients to receive shares of the Company’s common stock based upon the average three-year growth of earnings per share versus the peer group companies. The units are earned depending on the Company’s ultimate percentile rank achieved compared against the peer group companies. Generally, none of the units are earned for a ranking below the 25th percentile and 200% of the units are earned for a ranking at or above the 90th percentile. At a 50th percentile ranking, 100% of the units are earned. The performance-based restricted stock units awarded during fiscal 2009 will be earned based on the achieved average earnings/loss per share of the Company for fiscal 2009-2011 as compared to the average earnings/loss per share of the Company for fiscal 2006-2008, relative to that same comparison for the peer group companies. The Compensation Committee has the discretion to permit vesting of units for a ranking below the 25th percentile. The Company believes compensation plans that are tied to the Company’s performance in relation to peer companies are the optimum way of providing incentives to executives and to reward success, since success in this area will, over the long term, enhance shareholder value.

Time-based Restricted Stock Unit Awards. Time-based restricted stock unit awards are intended to serve as a retention incentive for all executives, with additional time-based restricted stock units awarded to those executives the Committee believes to be superior performers. The value of these awards, when added to the value of an executive’s other long-term equity-based incentive awards, is intended to result in long-term incentive opportunity to the executive over the 50th percentile of the peer group companies for similarly situated executives. The time-based restricted stock units awarded during the 2009 fiscal period cliff vest on the third anniversary of the grant date. The additional time-based restricted stock units granted for superior performance vest on the fifth anniversary of the grant date (except for the special provision in the event of Mr. Konidaris’s earlier retirement described below).

During the 2009 fiscal period, Mr. Konidaris was awarded 40,000 stock options with four-year pro rata vesting, 20,000 performance-based restricted stock units, and 34,000 time-based restricted stock units. The 20,000 performance-based restricted stock unit awards were made on the same basis as the awards for other officers. The total 34,000 time-based restricted stock units were comprised of 9,000 units which cliff vest on the third anniversary of the date of grant and the remaining 25,000 units which cliff vest on July 24, 2012. However, upon retirement after age 65, they vest on a pro rata basis equal to the proportion of the three and five years that he has been employed, as applicable.

Stock Ownership Guidelines. On May 14, 2008, the Committee approved a resolution to adopt a Stock Ownership Guideline Program for Executives. The program is intended to further motivate executives to focus on company performance, drive high performance among individuals within the organization overall, and support the Company’s compensation philosophy. The Stock Ownership Guideline Levels are as follows:

For Executives:

•	3x base salary for CEO

•	1x base salary for Vice Presidents

The form of guidelines will be a specified number of shares and revisited only upon a substantial change in stock price. Executives will have five years (or more, as may be necessary on a case by case basis) to achieve ownership levels. Outright shares owned, employee stock purchase plan shares and unvested restricted stock units will be included. Vested or unvested stock options are not included.

Change In Control and Severance Agreements

The Company entered into an employment agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as CEO of the Company. The Company also has change in control severance agreements in place for Robert DeBakker and Paul Oldham. The Committee believes that these agreements could be an important factor in maintaining stability of the management team at a time when there is uncertainty about their continued employment by the Company. The terms of the change in control severance agreements for these executives were established by the Committee to provide what it believes to be reasonable benefits in the event of termination following a change of control. See “Potential Payments upon Termination or Change in Control” in this proxy statement for more information regarding these agreements.

Deferred Compensation Plan

Executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the Deferred Compensation Plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to 10 years, as elected by the executive.

Officers and other eligible employees may defer payment of restricted stock units granted to them by the Company. Issuance of shares of Company common stock is under the same terms as cash amounts. The Company intends to set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

The deferred compensation plan is offered to executives in order to allow them to defer more compensation than they otherwise would be permitted to defer under a tax-qualified retirement plan, such as the Company’s 401(k) retirement plan. The Company offers the deferred compensation plan as a competitive practice to enable it to attract and retain top talent.

Other Benefits

The Company’s executives are eligible to participate in the 401(k) retirement plan, employee stock purchase plan and health and welfare plans on the same basis as other employees.

Deductibility of Compensation

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

In recent years, compensation paid to the Company’s chief executive officer and to each of its four other most highly-compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executives may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, some of the Company’s executives have been granted time-based restricted stock units that will vest over the next several years; some of the Company’s executives have been awarded inducement option grants outside of shareholder approved plans in connection with their hire and Mr. Konidaris received a grant of restricted stock at the time he was hired in January 2004 that compensated him for stock options from his former employer that he forfeited by joining the Company. These awards will not qualify as “performance-based compensation.” The Company believes that all of the performance based awards granted to its executives under its shareholder approved plans qualify under Section 162(m) as performance-based compensation.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services to the Company in all capacities for fiscal year 2009, the 2008 ten-month fiscal period and fiscal year 2007 for:

•	The Company’s chief executive officer;

•	The Company’s chief financial officer;

•	The three other individuals who were serving as executive officers of the Company at the end of fiscal year 2009; and

•	One other individual who would have qualified for disclosure but terminated prior to the end of fiscal year 2009.

The above individuals are referred to hereafter as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year (1)	Salary	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)		Total
Nicholas Konidaris	2009	$468,598	—	$638,340	$153,567	$98,780	$5,275		$1,364,560
President and Chief Executive Officer	2008	$416,667	—	$452,115	$66,097	$502,327	$4,563		$1,441,769
	2007	$475,000	—	$491,060	—	$739,918	$7,359		$1,713,337

Paul Oldham	2009	$265,528	—	$101,129	$171,446	$29,702	$5,704		$573,509
Vice President of Administration, Chief Financial Officer and Corporate Secretary	2008	$65,872	—	$13,103	$33,878	$45,614	$700		$159,167

Robert DeBakker	2009	$227,072	—	$134,325	$119,001	$25,941	$6,156		$512,495
Vice President of Operations	2008	$200,000	—	$130,625	$131,377	$136,403	$5,675		$604,080
	2007	$230,334	—	$71,344	$130,574	$213,159	$7,000		$652,411

Kerry Mustoe	2009	$170,121	—	$108,445	$35,767	$24,293	$5,967		$344,593
Vice President of Finance, Corporate Controller and Chief Accounting Officer	2008	$182,500	—	$88,046	$28,430	$103,164	$6,291		$408,431
	2007	$172,260	$50,000	$47,948	$46,348	$119,174	$6,950		$442,680

Bing-Fai Wong	2009	$192,410	—	$16,885	$18,252	$12,368	$6,484		$246,399
Vice President of Customer Operations

R.A. Srinivas (5)	2009	$215,079	—	$111,895	$168,526	—	$106,514	(6)	$602,014
Vice President of Marketing

(1)	In fiscal 2008, the Company changed its fiscal year from consisting of 52 or 53 weeks ending on the Saturday nearest May 31 to the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, references in this table to fiscal year 2009 are to the year ended March 28, 2009; references to fiscal year/period 2008 are to the 43 weeks ended March 29, 2008 (approximately ten months); and references to fiscal year 2007 are to the year ended June 2, 2007.
(2)	Represents the amount of compensation expense recognized under SFAS No. 123R in 2009 for all unvested restricted stock unit awards, excluding estimated forfeitures. Compensation expense is equal to the value of the restricted stock units based on the closing market price of the Company’s common stock on the grant date, and is recognized ratably over the vesting period, which ranges from one to five years.
(3)	Represents the amount of compensation expense recognized under SFAS No. 123R in 2009 for all unvested stock options, excluding estimated forfeitures. Compensation expense is equal to the value of the options estimated using the Black-Scholes option pricing model, and is recognized over the vesting period. The assumptions made in determining the grant date fair values of options under SFAS No. 123R are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal period ended March 28, 2009.

(4)	Except as otherwise indicated, represents 401(k) matching contributions made by the Company. The Company suspended the 401(k) match effective March 1, 2009.
(5)	Mr. Srinivas’ employment with the Company terminated on March 13, 2009.
(6)	Consists of (a) 401(k) matching contributions of $5,681 and (b) severance payments totaling $100,833 pursuant to a separation agreement.

FISCAL 2009 GRANTS OF PLAN-BASED AWARDS

The following table contains information concerning the fiscal 2009 incentive opportunities for the named executive officers and the restricted stock unit awards and stock option awards granted to the named executive officers in fiscal 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Nicholas Konidaris	—	$1,593	$468,598	$937,196	—	—		—	—		—		—	—
	5/15/08	—	—	—	10,000	20,000		40,000	—		—		—	$331,600
	5/15/08	—	—	—	—	—		—	9,000	(3)	—		—	$149,220
	5/15/08	—	—	—	—	—		—	25,000	(4)	—		—	$414,500
	5/15/08	—	—	—	—	—		—	—		40,000	(5)	$16.58	$258,836

Paul Oldham	—	$632	$185,870	$371,740	—	—		—	—		—		—	—
	5/15/08	—	—	—	4,000	8,000		16,000	—		—		—	$132,640
	5/15/08	—	—	—	—	—		—	4,000	(3)	—		—	$66,320
	5/15/08	—	—	—	—	—		—	12,000	(6)	—		—	$198,960
	5/15/08	—	—	—	—	—		—	—		15,000	(5)	$16.58	$97,064

Robert DeBakker	—	$540	$158,950	$317,900	—	—		—	—		—		—	—
	5/15/08	—	—	—	2,500	5,000		10,000	—		—		—	$82,900
	5/15/08	—	—	—	—	—		—	2,000	(3)	—		—	$33,160
	5/15/08	—	—	—	—	—		—	8,000	(6)	—		—	$132,640
	5/15/08	—	—	—	—	—		—	—		12,000	(5)	$16.58	$77,651

Kerry Mustoe	—	$405	$119,085	$238,170	—	—		—	—		—		—	—
	5/15/08	—	—	—	2,000	4,000		8,000	—		—		—	$66,320
	5/15/08	—	—	—	—	—		—	2,000	(3)	—		—	$33,160
	5/15/08	—	—	—	—	—		—	6,000	(6)	—		—	$99,480
	5/15/08	—	—	—	—	—		—	4,000	(6)	—		—	$66,320
	5/15/08	—	—	—	—	—		—	—		8,000	(5)	$16.58	$51,767

Bing-Fai Wong	—	$262	$76,964	$153,928	—	—		—	—		—		—	—
	5/15/08	—	—	—	3,000	6,000		12,000	—		—		—	$99,480
	5/15/08	—	—	—	—	—		—	3,000	(3)	—		—	$49,740
	5/15/08	—	—	—	—	—		—	—		13,000	(5)	$16.58	$84,122

R.A. Srinivas	—	$512	$150,555	$301,110	—	—		—	—		—		—	—
	5/15/08	—	—	—	3,000	6,000	(7)	12,000	—		—		—	$99,480
	5/15/08	—	—	—	—	—		—	3,000	(8)	—		—	$49,740
	5/15/08	—	—	—	—	—		—	—		13,000	(5)	$16.58	$84,122

(1)	Represents the incentive for fiscal 2009 under the Company’s annual executive team bonus plan and estimated payouts at threshold, target and maximum levels of performance. The actual amount earned by each named executive officer for fiscal 2009 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)

Represents performance-based restricted stock unit awards. Performance conditions are based on the average earnings/loss per share of the Company for fiscal 2009-2011 as compared to the average earnings/loss per share of the Company for fiscal 2006-2008, relative to that same comparison for the peer group companies. The units vest proportionately, depending on the Company’s percentile rank versus the peer group companies, with none of the units vesting for a ranking below the 25th percentile and 200% of the units vesting for a ranking at or above the 90th percentile. At a 50th percentile ranking, 100% of the units vest. The Compensation Committee has the discretion to permit vesting of the units for a ranking below the 25th percentile.

(3)	Represents restricted stock units granted on May 15, 2008 that vest 100% on May 15, 2011, subject to employment criteria.
(4)	Represents restricted stock units granted on May 15, 2008 that vest 100% on July 24, 2012, subject to employment criteria.
(5)	Represents options granted on May 15, 2008 which vest 25% per year on each of the first four anniversaries of the grant date.
(6)	Represents restricted stock units granted on May 15, 2008 that vest 100% on May 15, 2013, subject to employment criteria.
(7)	Represents performance-based restricted stock unit awards. The original target of 6,000 shares was adjusted to a target of 1,833 shares upon Mr. Srinivas’ termination date of March 13, 2009.
(8)	Represents restricted stock units granted on May 15, 2008. Of the original 3,000 units granted, 833 were pro-rata vested upon Mr. Srinivas’ termination date of March 13, 2009 and the remaining units were forfeited.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2009

The following table sets forth the information concerning outstanding options and unvested restricted stock units held by the named executive officers at March 28, 2009.

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Nicholas Konidaris	420,000	(2)	—		—	$25.71	1/7/2014	20,000	(8)	$125,600	10,000	(14)	$62,800
	40,000	(3)	—		—	$25.50	7/13/2014	20,000	(8)	$125,600	16,000	(16)	$100,480
	100,000	(4)	—		—	$19.42	7/21/2015	10,000	(9)	$62,800	20,000	(17)	$125,600
	70,000	(5)	—		—	$20.00	5/24/2016	8,500	(10)	$53,380
	10,000	(6)	30,000	(6)	—	$22.66	7/25/2017	27,000	(11)	$169,560	—		—
	—		40,000	(7)	—	$16.58	5/14/2018	9,000	(12)	$56,520	—		—
	—		—		—	—	—	25,000	(13)	$157,000	—		—
	—		—		—	—	—	3,450	(15)	$21,666	—		—

Paul Oldham	20,000	(18)	60,000	(18)	—	$18.91	1/6/2018	4,000	(12)	$25,120	8,000	(17)	$50,240
	—		15,000	(7)	—	$16.58	5/14/2018	12,000	(19)	$75,360	—		—

Robert DeBakker	50,000	(20)	—		—	$17.32	9/26/2014	10,000	(23)	$62,800	6,000	(14)	$37,680
	38,000	(21)	—		—	$19.84	7/20/2015	4,000	(9)	$25,120	5,000	(16)	$31,400
	35,000	(5)	—		—	$20.00	5/24/2016	2,500	(24)	$15,700	5,000	(17)	$31,400
	3,500	(22)	10,500	(22)	—	$22.83	7/24/2017	6,000	(25)	$37,680	—		—
	—		12,000	(7)	—	$16.58	5/14/2018	2,000	(12)	$12,560	—		—
								8,000	(19)	$50,240	—		—

Kerry Mustoe	7,500	(26)	—		—	$20.16	9/1/2013	2,000	(9)	$12,560	2,000	(14)	$12,560
	8,000	(27)	—		—	$25.00	11/12/2013	2,000	(24)	$12,560	3,000	(16)	$18,840
	9,000	(28)	—		—	$16.92	4/19/2015	5,000	(25)	$31,400	4,000	(17)	$25,120
	15,000	(21)	—		—	$19.84	7/20/2015	2,000	(12)	$12,560	—		—
	20,000	(5)	—		—	$20.00	5/24/2016	6,000	(19)	$37,680	—		—
	2,500	(22)	7,500	(22)	—	$22.83	7/24/2017	4,000	(19)	$25,120	—		—
	—		8,000	(7)	—	$16.58	5/14/2018	—		—	—		—

Bing-Fai Wong	7,000	(29)	—		—	$52.75	4/13/2010	2,400	(32)	$15,072	4,000	(14)	$25,120
	6,575	(30)	—		—	$27.00	4/5/2011	3,000	(12)	$18,840	6,000	(17)	$37,680
	9,170	(31)	—		—	$34.57	4/15/2012	—		—	—		—
	10,000	(27)	—		—	$25.00	11/12/2013	—		—	—		—
	12,000	(28)	—		—	$16.92	4/19/2015	—		—	—		—
	26,000	(21)	—		—	$19.84	7/20/2015	—		—	—		—
	8,667	(5)	—		—	$20.00	5/24/2016	—		—	—		—
	—		13,000	(7)	—	$16.58	5/14/2018	—		—	—		—

R.A. Srinivas	38,500	(33)	—		—	$20.22	3/4/2017	—		—	3,194	(16)	$20,058
	2,500	(34)	—		—	$22.83	7/24/2017	—		—	1,833	(17)	$11,511

(1)    Based on closing stock price on March 27, 2009 of $6.28.

(2)    Option granted on January 7, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(3)    Option granted on July 13, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective January 25, 2005, the vesting of the option was accelerated to be 100% vested on January 25, 2005; however, sale was restricted to the original vesting schedule.

(4)    Option granted on July 21, 2005 and became 100% exercisable on May 26, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.

(5)    Option granted on May 24, 2006 and became 100% exercisable on May 26, 2006. The shares underlying the option were subject to sale restrictions that lapsed as to one-third of the shares on each of the first three anniversaries of the grant date.

(6)    Option granted on July 26, 2007 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(7)    Option granted on May 15, 2008 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(8)    Vests 100% on July 22, 2009, subject to employment criteria.

(9)    Vests 100% on July 19, 2011, subject to employment criteria.

(10)  Vests 100% on July 26, 2010, subject to employment criteria.

(11)  Vests 100% on July 26, 2012, subject to employment criteria.

(12)  Vests 100% on May 15, 2011, subject to employment criteria.

(13)  Vests 100% on July 24, 2012, subject to employment criteria.

(14)  Vests 100% on June 27, 2009 if certain levels of performance are achieved as compared to the peer group companies (as described in the “Compensation Discussion and Analysis” above).

(15)  Performance/Time Based Restricted Stock Units cliff vest five years after grant date if certain levels of performance are achieved in fiscal 2007. Based on fiscal 2007 results, it was determined at the July 26, 2007 Board of Directors meeting that 3,450 shares will be issued five years after the grant date of October 4, 2006, subject to employment criteria.

(16)  Vests 100% on April 3, 2010 if certain level of performance are achieved as compared to the peer group companies (as described in the “Compensation Discussion and Analysis” above).

(17)  Vests 100% on April 2, 2011 if certain levels of performance are achieved as compared to the peer group companies (as described in the “Compensation Discussion and Analysis” above).

(18)  Option granted on January 7, 2008 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(19)  Vests 100% on May 15, 2013, subject to employment criteria.

(20)  Option granted on September 27, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(21)  Option granted on July 20, 2005 and became 100% exercisable on May 26, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.

(22)  Option granted on July 25, 2007 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(23)  Vests 100% on July 20, 2010, subject to employment criteria.

(24)  Vests 100% on July 25, 2010, subject to employment criteria.

(25)  Vests 100% on July 25, 2012, subject to employment criteria.

(26)  Option granted on September 2, 2003 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(27)  Option granted on November 13, 2003 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective June 28, 2004, the vesting of the option was accelerated to be 100% vested on June 28, 2004.

(28)  Option granted on April 20, 2005 and became 100% exercisable on April 20, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.

(29)  Option granted on April 14, 2000 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(30)  Option granted on April 6, 2001 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective June 28, 2004, the vesting of the option was accelerated to be 100% vested on June 28, 2004.

(31)  Option granted on April 17, 2002 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective June 28, 2004, the vesting of the option was accelerated to be 100% vested on June 28, 2004.

(32)  Vests 20% on each anniversary of the July 26, 2007 grant date, subject to employment criteria.

(33)  Option granted on March 5, 2007 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date. On termination date of March 13, 2009, these shares were vested and exercisable.

(34)  Option granted on July 25, 2007 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date. On termination date of March 13, 2009, these shares were vested and exercisable.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table sets forth information with respect to options that were exercised and stock awards that vested with respect to the named executive officers in the 2009 fiscal period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized ($)
Nicholas Konidaris	—	—	—	—
Paul Oldham	—	—	1,500	$21,810
Robert DeBakker	—	—	—	—
Kerry Mustoe	—	—	3,500	$55,300
Bing-Fai Wong	—	—	600	$9,174
R.A. Srinivas	—	—	3,416	$18,818

FISCAL YEAR 2009 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal 2009 ($)		Registrant Contributions in Fiscal 2009 ($)	Aggregate Earnings (loss) in Fiscal 2009 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 3/28/09 ($)
Nicholas Konidaris	$100,465	(1)	—	$(37,480)	(4)	—	$408,718	(5)
Paul Oldham	—		—	—		—	—
Robert DeBakker	—		—	—		—	—
Kerry Mustoe	—		—	—		—	—
Bing-Fai Wong	$22,544	(2)	—	$1,815	(4)	—	$59,249	(6)
R.A. Srinivas	$6,971	(3)	—	$(15,192)	(4)	—	$23,600	(6)

(1)	Included as part of reported non-equity incentive plan compensation in the Summary Compensation Table for the 2008 fiscal period.
(2)	Included as part of reported salary in the Summary Compensation Table for the 2009 fiscal period.
(3)	Not included in the Summary Compensation Table for the 2009 fiscal period because amounts reported resulted from vesting of restricted stock units.
(4)	These amounts are not included in the Summary Compensation Table for the 2009 fiscal period because plan earnings were not preferential or above market.
(5)	Aggregate balance includes amounts reported as part of non-equity incentive plan compensation in the Summary Compensation Table for previous fiscal years.
(6)	The individuals were newly reported executives in the 2009 fiscal period. Therefore, these amounts were not included in previous fiscal years’ Summary Compensation Tables.

Under the Company’s nonqualified deferred compensation plan, executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the executive. Effective in fiscal year 2007, officers and other eligible employees may defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts. The Company intends to set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

EQUITY COMPENSATION PLAN INFORMATION

Set forth in the table below is certain information regarding the number of shares of common stock that was subject to outstanding stock options or other compensation plan grants and awards at March 28, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	2,910,982	(2)	$21.19	5,109,463	(3)
Equity compensation plans not approved by security holders (4)	1,236,705	(5)	$29.95	—

Total	4,147,687		$23.80	5,109,463

(1)	These plans consist of the 1990 Employee Stock Purchase Plan, the 2004 Stock Incentive Plan and the following plans which in October 2004 were replaced by the 2004 Stock Incentive Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans: (i) the 1989 Stock Option Plan, (ii) the 2000 Stock Option Incentive Plan, (iii) the 2000 Stock Option Plan and (iv) the 1996 Stock Incentive Plan.
(2)	Includes 676,360 restricted stock units which will vest only if specific performance or service measures are met.
(3)	Includes 318,868 shares available for issuance under the 1990 Employee Stock Purchase Plan.
(4)	Consists of inducement grants and options outstanding under the 2000 Stock Option Plan.
(5)	Includes 40,480 restricted stock units which will vest only if specific performance or service measures are met.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance and Change in Control Compensation

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to certain named executive officers of the Company in the event of a termination of employment under various circumstances.

The Company entered into an employment agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as CEO of the Company. Under the terms of that agreement, Mr. Konidaris is entitled to certain benefits if he is terminated by the Company without cause or if he terminates employment for good reason (a “qualifying termination”). “Cause” generally includes willful and continued failure to perform duties, willful engagement in illegal conduct that is materially injurious to the Company and willful failure to follow material written policies of the Company. “Good reason” generally includes a diminution of position or responsibilities, failure to nominate Mr. Konidaris to the Board of Directors, a reduction in base salary, other than as part of any general salary reduction implemented for all of the Company’s management, failure to provide a benefit required by his employment agreement or a requirement to relocate outside of Portland, Oregon.

Under this agreement, a change in control is generally defined to include the following:

•

Any merger or other reorganization of the Company unless (1) as a result of the transaction, at least 50% of the outstanding securities voting generally in the election of directors are owned by the Company’s shareholders in substantially the same proportions as they were owned immediately prior to the transaction; (2) no person owns more than 50% of the outstanding shares of the surviving entity in the merger; and (3) more than 50% of the members of the Board of the surviving entity in the merger were members of the Board at the time the merger was approved;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

In connection with his employment agreement, Mr. Konidaris entered into an employee confidentiality, non-competition and assignment agreement with the Company under which he agreed not to compete with the Company (other than in the high-volume, semiconductor automated test equipment business) for two years following the termination of his employment unless his employment is terminated by the Company with cause or by him without good reason, in which case the non-competition period will be one year.

In addition, the Company has entered into change in control severance agreements with Robert DeBakker and Paul Oldham. Under the terms of these agreements, the officer is entitled to change in control benefits if he is terminated by the Company other than for cause, disability or retirement or if he terminates employment for good reason. “Cause” generally includes willful and continued failure to perform duties, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company and the commission of an act that constitutes gross negligence or gross misconduct. “Good reason” generally includes a diminution of position or responsibilities, a reduction in base salary, bonus or incentive opportunity and a requirement to be based more than 50 miles from the principal office at which the executive was based immediately prior to the change in control. Under these agreements, a change in control is generally defined to include the following:

•

Any merger or other reorganization of the Company where the holders of the outstanding voting securities immediately prior to the merger or reorganization do not continue to hold at least 50% of voting securities after the merger or reorganization;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

The table below sets forth the estimated benefits payable to each named executive officer (i) if there was a change in control of the Company on March 28, 2009 without regard to termination; (ii) if there was a change in control of the Company on March 28, 2009 and the named executive officer’s employment was involuntarily terminated by the Company without cause or terminated with good reason by the named executive officer on that date; and (iii) if there was no change in control of the Company and the named executive officer’s employment was involuntarily terminated without cause on March 28, 2009.

	Compensation				Benefits and Perquisites	Total
Name	Base Salary	Cash Bonus Plan	Stock Options Unvested/ Accelerated (4)	Restricted Stock Units Unvested/ Accelerated	Post-termination Health Benefits
Change in Control (without regard to termination)
Nicholas Konidaris (1)	—	—	—	$251,200	—	$251,200
Paul Oldham (2)	—	$210,000	—	—	—	$210,000
Robert DeBakker (2)	—	$150,000	—	$62,800	—	$212,800
Kerry Mustoe (3)	—	—	—	—	—	—
Bing-Fai Wong (3)	—	—	—	—	—	—
R.A. Srinivas (3)	—	—	—	—	—	—

Involuntary or Good Reason Termination (with change in control)
Nicholas Konidaris (1)	$1,050,000	$1,050,000	—	$1,061,006	$33,464	$3,194,470
Paul Oldham (2)	$300,000	$210,000	—	$150,720	$15,010	$675,730
Robert DeBakker (2)	$250,000	$150,000	—	$304,580	$15,010	$719,590
Kerry Mustoe (3)	—	—	—	$188,400	—	$188,400
Bing-Fai Wong (3)	—	—	—	$96,712	—	$96,712
R.A. Srinivas (3)	—	—	—	$31,570	—	$31,570

Involuntary Not for Cause Termination (no change in control)
Nicholas Konidaris (1)	$700,000	—	—	$957,053	$22,309	$1,679,362
Paul Oldham (2)	—	—	—	$35,494	—	$35,494
Robert DeBakker (2)	—	—	—	$157,094	—	$157,094
Kerry Mustoe (3)	—	—	—	$69,626	—	$69,626
Bing-Fai Wong (3)	—	—	—	$42,327	—	$42,327
R.A. Srinivas (3)	—	—	—	$31,570	—	$31,570

(1)	Nicholas Konidaris

a.

Base Salary: Upon termination by executive without good reason or by the Company for cause, only the base salary earned, and payable through the effective date of termination is payable. Upon termination by the Company without cause or by executive for good reason, if no change in control has occurred, two times annual base salary is payable in equal installments coinciding with the Company’s normal pay practices over 24 months, subject to certain limitations on amounts payable within the first six months after termination. If the executive’s termination occurs after July 23, 2008, this amount decreases ratably in increments of 1/24th for each calendar month after that date, such that he would not receive any severance if his employment terminated after July 23, 2010. In the table above, the Base Salary payment reflects two times base salary decreased by 8/24ths. Any such payments shall be repaid to the Company by Mr. Konidaris if he materially violates his employee confidentiality, non-competition and assignment agreement. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, lump sum payment of two times the annual salary is due. This payment is subject to certain limitations on amounts payable within the first six months after termination.

b.	Cash Bonus: Upon termination by executive without good reason or by the Company for cause, only the annual bonus earned and payable up to the effective date of termination is payable. Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, lump sum payment of two times the annual target cash bonus is due. This payment is subject to certain limitations on amounts payable within the first six months after termination.

c.	Equity-based awards: Amounts in the table are based on the closing stock price on March 27, 2009 of $6.28 and the number of restricted stock units for which vesting is extended or accelerated. Because the market price of the stock on March 27, 2009 was less than the option exercise prices, no amounts are included in the above tables for acceleration of options.

i.	Grants made at the time of Mr. Konidaris’s hire: Upon involuntary termination without cause or termination for good reason by the executive, if no change in control has occurred, continued vesting and exercisability for two years following termination of all options, stock appreciation rights, restricted stock units and all other equity-based awards then held by the executive. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, all equity-based awards then held by the executive would become immediately vested and exercisable. Upon involuntary termination without cause or termination for good reason by the executive (with or without a change in control), extension of term for exercise of vested and unexpired options and stock appreciation rights until three years after the executive’s termination, provided that none shall be exercisable after their expiration under the original terms of grant.
ii.	Grants made after Mr. Konidaris’s hire: Restricted stock unit agreements for awards made prior to July 19, 2006 provide for full acceleration upon a change in control (without regard to termination) and define “change in control” to mean a “change in control event” as defined in IRS Notice 2005-1 or any successor regulation. Restricted stock unit agreements for awards made on or after July 19, 2006 provide for full acceleration upon a change in control if (i) the award is not replaced with a substantially equivalent award or (ii) the executive is terminated without cause or terminates his own employment for good reason during the vesting period (in which case the executive shall also receive a cash payment equal to the diminution in value of the award since the change in control). For performance-based restricted stock units, full acceleration means that the number of such restricted stock units are adjusted based upon actual performance achieved. These agreements define “change in control” to have the same meaning as the change in control severance agreements described above. Amounts in the table assume full acceleration. Mr. Konidaris’s employment agreement provides for continued vesting and exercisability for two years for all equity-based awards held by him at the time of an involuntary termination without cause or termination for good reason by the executive where no change in control has occurred.

d.	Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive, if no change in control has occurred, 24 months of health, dental, accident, and life insurance will be provided to the executive and his covered dependents. Not required after executive receives similar benefits from another employer, becomes entitled to benefits under Medicare, or after July 23, 2010. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, 36 months of health, dental, accident, and life insurance will be provided to the executive and his covered dependents. Not required after the executive receives similar benefits from another employer, becomes entitled to benefits under Medicare, or after July 23, 2010.

(2)	Other Named Executive Officers with Change in Control Agreements

a.	Base Salary: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual base salary at the rate in effect immediately prior to the termination, with one-half payable in six monthly installments and the balance paid in a lump sum six months after the date of termination.
b.	Cash Bonus: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual target cash bonus is due 6 months after termination. Upon a change in control while executive is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due with 30 days of a change in control. Amounts in the table are based on target amounts.
c.	Equity-based awards: Amounts in the table are based on the closing stock price on March 27, 2009 of $6.28 and the number of restricted stock units for which vesting is extended or accelerated. Because the market price of the stock on March 27, 2009 was less than the option exercise prices, no amounts are included in the above tables for acceleration of options.

i.	Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment must be made for any benefits or awards (including both cash and equity components) which pursuant to the terms of any plans have become payable, but which have not yet been paid.
ii.

Restricted stock unit agreements provide for prorated acceleration of the award if the Company terminates employment other than for cause. Restricted stock unit agreements for awards made prior to July 19, 2006 provide for full acceleration upon a change in control (without regard to termination) and define “change in control” to mean a “change in control event” as defined in IRS Notice 2005-1 or any successor regulation. Restricted stock unit agreements for awards made on or after July 19, 2006 provide for full acceleration upon a change in control if (i) the award is not replaced with a substantially equivalent award or (ii) the executive is terminated without cause or terminates his or her own employment for good reason during the vesting period

(in which case the executive shall also receive a cash payment equal to the diminution in value of the award since the change in control). For performance-based restricted stock units, full acceleration means that the number of such restricted stock units are adjusted based upon deemed attainment of target performance, or actual performance achieved, if greater. These agreements define “change in control” to have the same meaning as the change in control severance agreements described above. Amounts in the table assume full acceleration.

iii.	Option agreements, except for those entered into on or after May 24, 2006, provide that upon termination within one year after a change in control (other than for retirement, death or physical disability), options may be exercised at any time prior to their expiration date or for three months after the termination, whichever is the shorter period. A “change in control” is defined to include a change in control that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934; provided that a change in control will be deemed to have occurred if any person becomes the owner of 20% or more the Company’s then outstanding securities or if, during any two year period, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless each new director was elected by at least two-thirds of the directors who were directors at the beginning of the period. Option agreements entered into on May 24, 2006 provide for full acceleration upon a change in control if (i) the award is not replaced with a substantially equivalent award or (ii) the executive is terminated without cause or terminates his or her own employment for good reason during the vesting period (in which case the executive shall also receive a cash payment equal to the diminution in value of the award since the change in control). These agreements define “change in control” to have the same meaning as the change in control severance agreements described above.
iv.	The option agreements for grants made on May 24, 2006, which were fully exercisable at the time of grant but for which the underlying shares are subject to restrictions on resale that lapse ratably over three years, contain provisions with respect to the lapse of transfer restrictions.

d.	Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, 12 months of health and dental insurance will be provided to the executive and his covered dependents.

(3)	Other Named Executive Officer without a Change in Control Agreement

a.	Equity-based awards: Amounts in the table are based on the closing stock price on March 27, 2009 of $6.28 and the number of restricted stock units for which vesting is extended or accelerated. Because the market price of the stock on March 27, 2009 was less than the option exercise prices, no amounts are included in the above tables for acceleration of options.

i.	Restricted stock unit agreements contain the same provisions as described in Footnote 2.c.i and 2.c.ii above.
ii.	Stock option agreements contain the same provisions as described in Footnote 2.c.i and 2.c.iii above.

(4)	Because the market price of the stock on March 27, 2009 was less than the option exercise prices, no amounts are included in the above tables for acceleration of options.

Other Benefits Triggered upon Termination due to Death, Disability or Retirement

At fiscal year-end 2009, the named executive officers held outstanding unexercisable options and unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The stock option agreements governing all unvested options provide that if an optionee’s employment terminates because of total disability or death, the option may be exercised at any time before the expiration date of the option or the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. Restricted stock unit agreements provide for prorated acceleration of the award if the executive ceases to be an employee by reason of death, physical disability or normal retirement. Eight thousand five hundred time-based restricted stock units and 27,000 time-based restricted stock units granted to Mr. Konidaris on July 26, 2007 that cliff vest on the third and fifth anniversaries of the grant date, respectively, will vest on a pro rata basis after Mr. Konidaris turns 65 or upon his retirement. Nine thousand time-based restricted stock units and 25,000 time-based restricted stock units granted to Mr. Konidaris on May 15, 2008, that cliff vest on the third anniversary of the grant date and on July 24, 2012, respectively, will vest on a pro rata basis after Mr. Konidaris turns 65 or upon his retirement.

The following table shows the values of the restricted stock units that would have accelerated vesting if the named executive officer’s employment had terminated as of March 28, 2009 due to death or disability.

Named executive officer	Accelerated restricted stock units (1)
Nicholas Konidaris	$570,081
Paul Oldham	$35,494
Robert DeBakker	$157,094
Kerry Mustoe	$69,626
Bing-Fai Wong	$42,327
R.A. Srinivas	$31,570

(1)	Amounts in this column represent the number of shares accelerated multiplied by the closing market price of the Company’s common stock on March 27, 2009 ($6.28).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal period ended March 28, 2009 and the Company’s proxy statement for the 2009 annual meeting.

By the Compensation Committee:

Barry L. Harmon, Chairman

Richard J. Faubert

Edward C. Grady

Keith L. Thomson

Jon D. Tompkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of directors Barry L. Harmon, Richard J. Faubert, Edward C. Grady, Keith L. Thomson and Jon D. Tompkins during the last completed fiscal year. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company except for Barry L. Harmon, who served as President and Chief Executive Officer of the Company from April 2003 until January 2004.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In May 2008, the Board of Directors approved and adopted an amended Audit Committee Charter, a copy of which is available on the Company’s website at www.esi.com.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting processes including the systems of internal controls.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.

In connection with the Company’s audited financial statements for the fiscal year ended March 28, 2009, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2009 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Gerald F. Taylor, Chairman

Frederick A. Ball

Robert R. Walker

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees billed or accrued to the Company for the audit and other services provided in fiscal 2009 and fiscal 2008 by KPMG LLP, the Company’s principal accounting firm.

	2009	2008
Audit Fees (1)	$1,043,960	$964,800
Tax Fees (2)	$81,720	$253,585

Totals	$1,125,680	$1,218,385

(1)	Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q and registration statements, and the audit of the Company’s internal control over financial reporting.
(2)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit services are approved annually. These services include, but are not limited to, the annual financial statement audit, reviews of consolidated quarterly results as reported on Form 10-Q and review of registration statements filed by the Company. With respect to services other than audit services, at least annually, the independent auditor submits to the Audit Committee for its approval the anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2: APPROVAL OF AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1990 EMPLOYEE STOCK PURCHASE PLAN

The 1990 Employee Stock Purchase Plan (ESPP or the Plan) provides a convenient and practical means by which employees may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners. The Board of Directors believes that the ESPP promotes the interests of the Company and its shareholders by encouraging employees to become shareholders, and therefore promotes the Company’s growth and success. The Board also believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. As of March 28, 2009, out of a total of 1,900,000 shares reserved for issuance under the ESPP, 1,581,132 shares had been issued, leaving 318,868 shares available for issuance under the ESPP. The Board of Directors believes additional shares will be needed under the ESPP to provide appropriate incentives to employees. Accordingly, on May 14, 2009, the Board of Directors approved an amendment to the ESPP, subject to shareholder approval, to reserve an additional 1,500,000 shares for issuance under the ESPP, thereby increasing the total number of shares of the Company’s Common Stock reserved for issuance under the ESPP from 1,900,000 to 3,400,000.

Certain provisions of the ESPP are summarized below. The complete text of the ESPP, marked to show the proposed amendment, is attached to this Proxy Statement as Appendix A.

The ESPP is administered by the Board of Directors. The Board has the power to make and interpret all rules and regulations it deems necessary to administer the ESPP. The Board of Directors has delegated to the Compensation Committee of the Board the authority for general administration of the ESPP.

All full-time employees of the Company and all full-time employees of each of the Company’s subsidiary corporations which are designated by the Board of Directors of the Company as a participant in the Plan are eligible to participate in the Plan.

The Plan is implemented by a series of overlapping 24-month offerings (the “Offerings”), with a new Offering commencing on February 15, May 15, August 15 and November 15 of each year. Accordingly, up to eight separate Offerings may be in process at any time, but an employee may only participate in one Offering at a time. The first day of each Offering is the “Offering Date” for that Offering and each Offering ends on the second anniversary of its Offering Date. Each Offering is divided into eight three-month “Purchase Periods,” one of which ends on each February 14, May 14, August 14 and November 14 during the term of the Offering. The last day of each Purchase Period is a “Purchase Date” for the applicable Offering. The purchase price per share is equal to 85% of the lower of (a) the fair market value of the Company’s Common Stock on the Offering Date or (b) the fair market value on the Purchase Date. If the fair market value of the Company’s Common Stock on the first day of a new Offering is less than or equal to the fair market value of the Company’s Common Stock on the first day of any ongoing Offering, employees participating in the ongoing Offering will be automatically withdrawn from it and enrolled in the new Offering. Participants may elect to contribute from 1% to 15% of compensation paid to the participant during each pay period in the Offering.

No participant may obtain a right to purchase shares under the ESPP if, immediately after the right is granted, the participant owns or is deemed to own shares of the Company’s Common Stock possessing five percent or more of the combined voting power or value of all classes of stock of the Company or any subsidiary of the Company. The maximum number of shares that a participant may purchase on any given Purchase Date is 500 shares. In addition, no participant may obtain a right to purchase shares under the ESPP that permits the participant’s rights to purchase shares under the ESPP to accrue at a rate which exceeds $25,000 in fair market value of the Company’s Common Stock (determined as of the Offering Date) for each calendar year of the Offering.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Upon termination of a participant’s employment for any reason the payroll deductions credited to the participant’s account will be returned to the participant.

Shares purchased under the ESPP are delivered to and held in the custody of a custodian (the “Custodian”), which is an investment or financial firm appointed by the Board of Directors. By appropriate instructions to the Custodian, an employee may from time to time sell all or part of the shares held by the Custodian for the participant’s account in the public market at the market price at the time the order is executed. Also by appropriate instructions, the employee may transfer all or part of the shares held for that employee by the Custodian to the employee or to a regular individual brokerage account in the employee’s own name.

The ESPP will terminate when all of the shares reserved for purposes of the ESPP have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the ESPP completely.

The Board of Directors may at any time amend the ESPP in any and all respects provided that without shareholder approval the Board may not increase the number of shares reserved for the ESPP (except for adjustments in the event of stock dividends, reverse or forward stock splits, combinations of shares, recapitalizations or other changes in the outstanding stock) or decrease the purchase price of shares offered pursuant to the ESPP.

Material Federal Income Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Under the Code, employees will not recognize taxable income or gain with respect to shares purchased under the ESPP either at the Offering Date or the Purchase Date of an Offering. If an employee disposes of shares purchased under the ESPP more than two years after the Offering Date, or in the event of the employee’s death at any time, the employee or the employee’s estate generally will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the applicable purchase price, or (b) 15 percent of the fair market value of the shares on the offering date. In the case of such a disposition or death, the Company will not be entitled to any deduction from income. Any gain on the disposition in excess of the amount treated as ordinary compensation income generally will be capital gain.

If an employee disposes of shares purchased under the ESPP within two years after the Offering Date, the employee generally will be required to report the excess of the fair market value of the shares on the purchase date over the applicable purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the Purchase Date and the disposition price generally will be capital gain or loss. In the event of a disposition within two years after the Offering Date, subject to certain limitations such as the $1,000,000 cap on deductibility under Section 162(m) of the Code, the Company generally will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.

Purchases Under the Plan

The following table indicates shares purchased under the Plan during fiscal year 2009 by the Named Executive Officers, by all executive officers as a group and by all employees (excluding executive officers) as a group:

	Shares Purchased in Fiscal 2009
Name	Dollar Value (1)	Number of Shares
Nicholas Konidaris	$2,610	1,383
Paul Oldham	$3,292	1,961
Robert DeBakker	$3,103	1,801
Bing-Fai Wong	$3,382	1,996
Kerry Mustoe	$2,608	1,382
R.A. Srinivas (2)	$1,915	1,081
All current executive officers (5 persons)	$14,995	8,523
All employees, excluding executive officers	$460,296	296,720

(1)	“Dollar Value” equals the difference between the price paid for shares purchased under the Plan and the fair market value of the shares on the date the shares were purchased.
(2)	Mr. Srinivas’ employment with the Company terminated on March 13, 2009.

Vote Required for Approval and Recommendation by the Board

The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment to increase the number of shares reserved for issuance under the 1990 Employee Stock Purchase Plan. For this proposal to pass at the Annual Meeting, more shares must be voted in favor of the proposal than against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on the proposal. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

KPMG LLP audited the Company’s financial statements for the fiscal year ended March 28, 2009 and has been appointed to audit the Company’s financial statements for the fiscal year ending April 3, 2010. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of KPMG LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

The Board recommends a vote FOR the ratification of the selection of KPMG LLP as ESI’s independent registered public accounting firm for the 2010 fiscal year.

If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during the 2009 fiscal year.

OTHER MATTERS

Directions to Annual Meeting

The Annual Meeting will be held at the Company’s offices at 13900 NW Science Park Drive, Portland, Oregon. From the Portland International Airport, follow signs towards Portland City Center/Downtown. Take the I-205 south ramp towards Portland/Salem (I-84). Take the I-84 west/US-30 west exit (exit number 21B) towards Portland. Take the I-5 south ramp towards Salem. Take the I-405 north ramp towards Beaverton (US-26)/City Center. Take the US-26 west/12th Ave. exit (exit number 1D) towards Beaverton. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.

From I-5 south, take exit 292A to merge onto OR-217 north toward Tigard/Beaverton. Take the exit onto US-26 west toward Astoria/Tillamook. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.

Shareholder Proposals in the Company’s Proxy Statement

Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2010 annual meeting of shareholders must submit the proposals for receipt by the Company not later than March 11, 2010.

Shareholder Proposals not in the Company’s Proxy Statement

Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Company’s secretary . To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Company’s secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to the Company’s secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s bylaws. The Company expects the 2009 Annual Meeting of Shareholders to be held on August 13, 2009.

Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.

Shareholder Nominations for Directors

Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s bylaws and delivered to the secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. To be eligible to be a nominee for election as a director of the Company, any nominee proposed by a shareholder must deliver the items specified in the Company’s bylaws. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Transaction of Other Business

Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.

By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham

Vice President of Administration, Chief Financial

Officer and Corporate Secretary

Portland, Oregon

July 9, 2009

APPENDIX A

ELECTRO SCIENTIFIC INDUSTRIES, INC.

1990 EMPLOYEE STOCK PURCHASE PLAN

As Amended*

1. Purpose of the Plan. Electro Scientific Industries, Inc. (the “Company”) believes that ownership of shares of its Common Stock by employees of the Company and its Participating Subsidiaries (hereinafter defined) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Company’s 1990 Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners.

2. Shares Reserved for the Plan. There are ~~1,900,000~~3,400,000 shares of the Company’s authorized but unissued or reacquired Common Stock, no par value, reserved for purposes of the Plan. The number of shares reserved for the Plan and other share limits in the Plan are subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Common Stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company, which determination shall be conclusive.

3. Administration of the Plan. The Plan shall be administered by the Board of Directors. The Board of Directors may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Board of Directors may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Board of Directors shall be conclusive. Notwithstanding the foregoing, the Board of Directors, if it so desires, may delegate to the Compensation Committee of the Board the authority for general administration of the Plan.

4. Eligible Employees. Except as indicated below, all full-time employees of the Company and all full-time employees of each of the Company’s subsidiary corporations or which is designated by the Board of Directors of the Company as a participant in the Plan (such participating subsidiary being hereinafter called a “Participating Subsidiary”) are eligible to participate in the Plan. Any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”)) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company, shall be ineligible to participate in the Plan. A “full-time employee” is one who is in the active service of the Company or a Participating Subsidiary excluding, however, any employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months per calendar year.

5. Offerings.

(a) Offerings and Purchase Periods. Beginning January 15, 2008, the Plan shall be implemented by a series of overlapping 24-month offerings (the “Offerings”), with a new Offering commencing on February 15, May 15, August 15 and November 15 of each year; provided, however, that in 2008 the first Offering will commence on January 15 rather than February 15. Accordingly, up to eight separate Offerings may be in process at any time, but an employee may only participate in one Offering at a time. The first day of each Offering is the “Offering Date” for that Offering and each Offering shall end on the day before the second anniversary of its Offering Date.

Each Offering shall be divided into eight three-month Purchase Periods, one of which shall end on each February 14, May 14, August 14 and November 14 during the term of the Offering. The last day of each

*	Matter in bold and underlined is new; matter crossed out has been deleted.

Purchase Period is a “Purchase Date” for the applicable Offering. Notwithstanding the foregoing, (1) any Offering that began on or before October 15, 2007 shall be governed by the Plan as amended October 15, 2004 (including applicable Purchase Dates on January 14, April 14, July 14 and October 14), and (2) the Offering that begins on January 15, 2008 shall end on February 14, 2010 and the first Purchase Date relating to such Offering shall be on May 14, 2008.

(b) Grants; Limitations. On each Offering Date, each eligible employee shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Dates for the Offering for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that (a) no option shall permit the purchase of more than 500 shares on any Purchase Date, and (b) no option may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding.

(c) Insufficient Shares. If there is an insufficient number of reserved shares of Common Stock to permit the full exercise of all existing rights to purchase shares, or if the legal obligations of the Company prohibit the issuance of all shares purchasable upon the full exercise of such rights, the plan administrator shall make a pro rata allocation of the shares remaining available in as nearly a uniform and equitable manner as possible, based pro rata on the aggregate amounts then credited to each participant’s account. In such event, payroll deductions to be made shall be reduced accordingly and the plan administrator shall give written notice of such reduction to each participant affected thereby. Any amount remaining in a participant’s account immediately after all available shares have been purchased will be promptly remitted to such participant. Determinations made by the plan administrator in this regard shall be final, binding and conclusive on all persons. No deductions shall be permitted under the Plan after the Company determines that no shares are available.

6. Participation in the Plan.

(a) Initiating Participation. An eligible employee may participate in an Offering under the Plan by filing with the Company no later than 4:00 p.m., Pacific time on the Offering Date for the Offering in which the employee desires to participate, forms furnished by the Company, a subscription and payroll deduction authorization. Once filed, a subscription and payroll deduction authorization shall remain in effect for Offerings unless amended or terminated. The payroll deduction authorization will authorize the employing corporation to make payroll deductions from each of the participant’s paychecks during an Offering other than a paycheck issued on the Offering Date. Payroll deductions from any paycheck may not be less than 1 percent or more than 15 percent of the gross amount of base pay plus commissions, if any, payable to the participant for the period covered by the paycheck. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.

(b) Amending or Terminating Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may not amend the payroll deduction authorization except that (a) a participant may amend payroll deductions once during each calendar quarter and (b) the participant may terminate participation in the Plan at any time prior to the tenth day before a Purchase Date by written notice to the Company. A permitted change in payroll deductions shall be effective for any pay period only if written notice is received by the Company at least three business days prior to the payroll effective date published by the Company for that pay period. Participation in the Plan shall also terminate when a participant ceases to be an eligible employee for any reason, including death or retirement. A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a participant’s participation in the Plan, all amounts deducted from the participant’s pay and not previously used to purchase shares under the Plan shall be returned to the participant.

(c) Suspension of Payroll Deductions When Limitations on Participation Are Exceeded. As a result of the limitations described above under paragraph 5(b), the amount of a participant’s payroll deductions during any portion of an Offering may exceed the maximum amount that can be applied to purchase shares on the next Purchase Date of that Offering. If this occurs, then, as soon as practicable following the participant’s written request (or earlier in the Company’s discretion), payroll deductions from the participant shall be suspended and any such excess amounts shall be refunded to the participant. Such suspension shall not result either in termination of the participant’s participation in the Offering or ineligibility of the participant for enrollment in any new Offering. Payroll deductions at the rate set forth in the participant’s then effective payroll deduction authorization form shall automatically resume for any period under the Plan during which, after application of the limitations in paragraph 5(b), the participant is eligible to purchase any Common Stock under the Plan on the next Purchase Date unless the participant terminates participation in accordance with paragraph 6(b).

7. Option Price. The price at which shares shall be purchased on any Purchase Date in an Offering shall be the lower of (a) 85% of the fair market value of a share of Common Stock on the Offering Date of the Offering (or the preceding trading day if the Offering Date is not a trading day) or (b) 85% of the fair market value of a share of Common Stock on the Purchase Date (or the preceding trading day if the Purchase Date is not a trading day). The fair market value of a share of Common Stock on any date shall be the closing price of the Common Stock on that trading day as reported by NASDAQ or, if the Common Stock is not reported on NASDAQ, such other reported value of the Common Stock as shall be specified by the Board of Directors.

8. Automatic Withdrawal and Re-enrollment. If the fair market value of a share of Common Stock on any new Offering Date is less than or equal to the fair market value of a share of Common Stock on the participant’s current Offering Date, every participant in that Offering shall automatically (a)be withdrawn from such Offering after the acquisition of the shares of Common Stock on such Purchase Date that precedes the new Offering Date and (b) be enrolled in the new Offering commencing on the day after such Purchase Date.

9. Purchase of Shares. All amounts withheld from the pay of a participant shall be credited to his or her account under the Plan by the Custodian appointed under paragraph 10. No interest will be paid on such accounts, unless otherwise determined by the Board of Directors. On each Purchase Date, the amount of the account of each participant will be applied to the purchase of whole shares by such participant from the Company at the price determined under paragraph 7. Any cash balance remaining in a participant’s account after a Purchase Date because it was less than the amount required to purchase a full share shall be retained in the participant’s account for the next Purchase Period. Any other amounts in a participant’s account after a Purchase Date as a result of the limitations in paragraph 5(b) will be repaid to the participant.

10. Delivery and Custody of Shares. Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Board of Directors. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian on forms to be provided for that purpose, a participant may from time to time (a) transfer into the participant’s own name of all or part of the shares held by the Custodian for the participant’s account and delivery of such shares to the participant; (b) transfer of all or part of the shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm, or (c) sell all or part of the shares held by the Custodian for the participant’s account at the market price at the time the order is executed and obtain remittance of the net proceeds of sale to the participant. Upon termination of participation in the Plan, the participant may elect to have the shares held by the Custodian for the account of the participant transferred and delivered in accordance with (a) above, transferred to a brokerage account in accordance with (b), or sold in accordance with (c).

11. Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each participant will receive a statement showing the activity of his account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Board of Directors shall determine from time to time.

12. Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

13. Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any shares held by the Custodian for the participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

14. Dividends and Other Distributions. Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the participant directs that his or her cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto.

15. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each participant’s account to be voted in accordance with instructions from the participant or, if requested by a participant, will furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for the participant’s account. Copies of all general communications to shareholders of the Company will be sent to participants participating in the Plan.

16. Tax Withholding. Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law.

17. Responsibility and Indemnity. Neither the Company, its Board of Directors, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

18. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

19. Amendment of the Plan. The Board of Directors of the Company may from time to time amend the Plan in any and all respects, except that without the approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan or decrease the purchase price of shares offered pursuant to the Plan.

20. Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may (a) elect to continue the Plan in connection with the reservation of additional shares for purposes of the Plan or (b) at any time terminate the Plan without any obligation on account of such termination, except as hereinafter in this paragraph provided. Upon termination of the Plan, the cash and shares, if any, held in the account of each participant shall forthwith be distributed to the participant or to the participant’s order, provided that if prior to the termination of the Plan, the Board of Directors and shareholders of the Company shall have adopted and approved a substantially similar plan, the Board of Directors may in its discretion determine that the account of each participant under this Plan shall be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his account.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Electro Scientific

Industries, Inc.

INTERNET

http://www.proxyvoting.com/esio

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

‚ FOLD AND DETACH HERE ‚

Please mark your votes as

indicated in this example

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FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

1. Election of two directors:

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☐

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NOMINEES FOR THREE-YEAR TERMS:

01 Jon D. Tompkins

02 Richard J. Faubert

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR

AGAINST

ABSTAIN

2.

To approve an amendment to the 1990 Employee Stock Purchase Plan.

☐

☐

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3.

To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending April 3, 2010.

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☐

4.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Mark Here for Address Change or Comments SEE REVERSE

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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.esi.com/investors/proxy

FOLD AND DETACH HERE

ELECTRO SCIENTIFIC INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), hereby appoints Nicholas Konidaris and Paul Oldham, and each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Thursday, August 13, 2009 at the Company’s executive offices located at 13900 NW Science Park Drive, Portland, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

Address Change/Comments BNY MELLON SHAREOWNER SERVICES

(Mark the corresponding box on the reverse side) P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)